Exhibit 99.1

Shimmick Corporation Announces Fourth Quarter and Fiscal Year 2023 Results

Shimmick realized significant progress with 24% growth in Shimmick Projects, with gross margin of 7%

Irvine, CA, March 28, 2024 – Shimmick Corp. (NASDAQ: SHIM), a leading water infrastructure company, today announced financial results for the fiscal year ended December 29, 2023.

Fiscal Year 2023 Highlights

•
Completed Initial Public Offering in November 2023
•
Reported revenue of $633 million, which includes $434 million of Shimmick Projects revenue, an increase of 24% for fiscal year 2023 compared to fiscal year 2022
•
Diluted earnings per common share of $(0.11)
•
Adjusted diluted earnings per common share of $0.48
•
Backlog of approximately $1.1 billion as of December 29, 2023, and reported an 18% increase in Shimmick Projects backlog for the fiscal year 2023 compared to fiscal year 2022
•
Secured key $200+ million project win on regional water reclamation expansion
•
Maintained outstanding safety record for the fiscal year

“We are executing on our strategy as we laid out in our IPO by focusing on higher quality, shorter duration projects with improved margins. We are making progress on completing the legacy jobs and are focused on selectively bidding jobs that achieve our targeted gross margins," said Steve Richards, Chief Executive Officer of Shimmick.

"We believe we sit in a unique position in the space, constantly displaying our competitive advantage and are primed to execute on the many opportunities we see in a large total addressable market,” continued Richards.

"As we continue to work through and wind down the Legacy Projects and ramping up our new Shimmick Projects, our quarter to quarter results will fluctuate. We are excited to see our Shimmick Projects backlog building and our water infrastructure-focused strategy come to life," said Devin Nordhagen, Chief Financial Officer of Shimmick.

A summary of our results is included in the table below:

	Three Months Ended			Fiscal Year Ended
(In millions, except per share data)	December 29, 2023	December 30, 2022	Change	December 29, 2023	December 30, 2022	Change
Revenue	$138	$186	$(48)	$633	$664	$(31)
Gross margin	-	5	(5)	22	23	(1)
Net (loss) income attributable to Shimmick Corporation	(17)	(18)	1	(3)	4	(7)
Adjusted net (loss) income	(14)	(15)	1	11	30	(19)
Adjusted EBITDA	(9)	(11)	2	30	47	(17)
Diluted loss per common share attributable to Shimmick Corporation	(0.74)	(0.82)	0.08	(0.11)	0.17	(0.28)
Adjusted diluted loss per common share attributable to Shimmick Corporation	$(0.59)	$(0.68)	$0.09	$0.48	$1.35	$(0.87)

The following table presents revenue and gross margin data for the fourth quarter and fiscal year ended December 29, 2023 compared to the fourth quarter and fiscal year ended December 30, 2022:

	Three Months Ended			Fiscal Year Ended
(In millions, except percentage data)	December 29, 2023	December 30, 2022	Change	December 29, 2023	December 30, 2022	Change
Shimmick Projects(1)
Revenue	$104	$121	$(17)	$434	$351	$83
Gross Margin	3	9	(6)	29	24	5
Gross Margin (%)	3%	7%	(4)%	7%	7%	0%
Legacy Projects(2)
Revenue	$34	$65	$(31)	$199	$313	$(114)
Gross Margin	(3)	(4)	1	(7)	(1)	(6)
Gross Margin (%)	(9)%	(6)%	(3)%	(4)%	0%	(4)%
Consolidated Total
Revenue	$138	$186	$(48)	$633	$664	$(31)
Gross Margin	-	5	$(5)	22	23	(1)
Gross Margin (%)	0%	1%	(7)%	3%	3%	0%

(1) Shimmick Projects are those projects started after the AECOM Sale Transactions that have focused on water infrastructure and other critical infrastructure.

(2) Legacy Projects are those projects assumed as part of the AECOM Sale Transactions, that were started under AECOM ownership.

Shimmick Projects

As a result of management's shift in job bidding strategy toward higher margin lower risk jobs and new jobs ramping up, total revenue recognized on these Shimmick Projects increased by $83 million to $434 million and gross margin increased $5 million, or 20%, for the fiscal year ended December 29, 2023. Shimmick Projects revenue decreased by $17 million to $104 million and gross margin decreased $6 million, or 67%, for the quarter ended December 29, 2023 primarily as a result of timing of work performed and jobs winding down that were not replaced by new jobs in the current quarter.

Legacy Projects

As part of the AECOM Sale Transactions, we assumed the Legacy Projects and backlog that were started under AECOM. Legacy Projects revenue decreased $114 million and gross margin was negative $7 million for fiscal year ended December 29, 2023, a decrease of $6 million from prior fiscal year ended December 30, 2022, primarily as a result of projects winding down and an unfavorable settlement on a Legacy Project. Legacy Projects revenue decreased by $31 million to $34 million and gross margin improved $1 million, or 25% for the quarter ended December 29, 2023 as compared to revenue of $65 million for the quarter ended December 30, 2022 primarily as a result of timing of work performed, jobs winding down and timing of cost recovery.

The negative gross margin is primarily the result of a subset of these projects (“Legacy Loss Projects”) that have experienced significant cost overruns due to the COVID pandemic, design issues and other factors. On this subset, we have recognized the estimated cost to complete and the loss expected from these projects. As these Legacy Loss Projects continue to wind down to completion, no further gross margin will be recognized and in some cases, there may be additional costs associated with these jobs. Revenue recognized on these Legacy Loss Projects was $99 million and $123 million for the fiscal years ended December 29, 2023 and December 30, 2022, respectively. Gross margin recognized on these Legacy Loss Projects was ($14) million and ($23) million for the fiscal years ended December 29, 2023 and December 30, 2022, respectively.

Selling, general and administrative expenses increased by $1 million, or 2%, primarily resulting from higher legal, professional services and other costs.

Equity in earnings of unconsolidated joint ventures decreased $42 million, or 80%, primarily due to a $56 million impact from the settlement of claims for three infrastructure projects during the fiscal year ended December 30, 2022 that did not re-occur in the fiscal year ended December 29, 2023.

Gain on sale of assets increased $32 million driven by the sale of non-core business contracts for $30 million in Q3 2023.

Other expense, net was $3 million for the fiscal year ended December 29, 2023, compared to $9 million in the year ended December 30, 2022. Other expense, net for the year ended December 29, 2023 primarily related to interest expense on the Revolving Credit Facility while other expense, net during the year ended December 30, 2022 was primarily driven by a change in the fair value of contingent consideration from the AECOM Sale Transactions.

Net (loss) income decreased by $5 million to a net loss of $2 million for the fiscal year ended December 29, 2023, due to a decrease in income from operations primarily due to a decrease in equity in earnings of unconsolidated joint ventures partially offset by gain on the sale of assets as well as a decrease in other expense, net.

Diluted loss per common share was $0.11 for the fiscal year ended December 29, 2023, compared to diluted earnings per common share of $0.17 for the same period in 2022.

Adjusted net income was $11 million for the fiscal year ended December 29, 2023, compared to $30 million for the same period in 2022.

Adjusted diluted earnings per common share was $0.48 for the fiscal year ended December 29, 2023.

Adjusted EBITDA was $30 million for the twelve months ended December 29, 2023, compared to $47 million for the same period in 2022.

Backlog for the fiscal year ended was $1.1 billion as of December 29, 2023.

Fiscal Year 2024 Guidance

As a newly public company and given the sizeable ongoing impact of the Legacy Projects, we are introducing limited guidance for 2024 covering only revenue and gross margin.

For the full fiscal year ending December 27, 2024, we expect:

•
Shimmick Projects revenue to grow 7 to 13 percent with gross margin between 7 to 13 percent
•
Legacy Projects revenue to decrease by 45 to 55 percent with negative gross margin of 5 to 10 percent

“The guidance reflects our execution on our strategy, our robust pipeline, the improving quality of our backlog, and our continued operational execution as well as our efforts to work off our Legacy Projects. We believe that our results will be back-half weighted in 2024 with further strong momentum for growth in 2025,” concluded Richards.

Conference Call and Webcast Information

Shimmick will host an investor conference call Thursday, March 28th, at 8:30 am ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing (877)-869-3847, or for international callers, (201)-689-8261. A replay will be available two hours after the call and can be accessed by dialing (877)-660-6853, or for international callers, (201)-612-7415. The passcode for the live call and the replay is 13745192. The replay will be available until 11:59 p.m. (ET) on April 18, 2024. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by visiting the Investors section of the Company’s website at www.shimmick.com. The online replay will be available for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is a leading provider of water infrastructure solutions nationwide. Shimmick has a long history of working on complex water projects, ranging from the world’s largest wastewater recycling and purification system in California to the iconic Hoover Dam. According to Engineering News Record, in 2023, Shimmick was nationally ranked as a top ten builder of water supply (#6), dams and reservoirs (#7), and water treatment and desalination plants (#7). Shimmick is led by industry veterans, many with over 20 years of experience, and works closely with its customers to deliver complete solutions, including long-term operations and maintenance.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net income and expected EBITDA; our growth prospects; our expectations regarding profitability; our continued successful adjustment to becoming a public company following our initial public offering; our expectations regarding successful partnerships with our new investors; and our capital plans and expectations related thereto. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our limited operating history as an independent company following our separation from AECOM; our inability to obtain bonding; disputes with our prior owner, AECOM, and requirements to make future payments to AECOM; AECOM defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; adjustments in our contact backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; pandemics and health emergencies; commodity products price fluctuations and rising inflation and/or interest rates; liabilities under environmental laws, compliance with immigration laws, and other regulatory matters, including changes in regulations and laws; climate change; deterioration of the U.S. economy; geopolitical risks, including those related to the war between Russia and Ukraine and the conflict in the Gaza Strip and the conflict in the Red Sea Region; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 29, 2023 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net (loss) income and adjusted diluted earnings per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that following in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net (loss) income Attributable to Shimmick Corporation and Adjusted Net (loss) income and Adjusted diluted earnings per common share included within Table A and the Reconciliation between Net (loss) income Attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a legacy loss project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Consolidated Balance Sheets

(In thousands, except share data)

	December 29,	December 30,
	2023	2022
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$62,939	$77,762
Restricted cash	971	4,323
Accounts receivable, net	54,178	56,430
Contract assets, current	125,943	80,901
Prepaids and other current assets	13,427	14,060

TOTAL CURRENT ASSETS	257,458	233,476

Property, plant and equipment, net	46,373	55,208
Intangible assets, net	9,244	12,044
Contract assets, non-current	48,316	84,024
Lease right-of-use assets	23,855	22,690
Investment in unconsolidated joint ventures	21,283	17,363
Deferred tax assets	17,252	18,851
Other assets	2,871	3,143

TOTAL ASSETS	$426,652	$446,799

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$81,589	$67,541
Contract liabilities, current	115,785	163,725
Accrued salaries, wages and benefits	26,911	36,248
Accrued expenses	33,897	60,758
Other current liabilities	13,071	12,672

TOTAL CURRENT LIABILITIES	271,253	340,944

Long-term debt, net	29,627	—
Lease liabilities, non-current	15,045	14,442
Contract liabilities, non-current	3,215	1,846
Contingent consideration	15,488	15,662
Deferred tax liabilities	17,252	18,851
Other liabilities	4,282	3,459

TOTAL LIABILITIES	356,162	395,204

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value, 100,000,000 shares authorized as of December 29, 2023 and December 30, 2022; 25,493,877 and 21,908,800 shares issued and outstanding as of December 29, 2023 and December 30, 2022, respectively	255	219
Additional paid-in-capital	24,445	3,341
Retained earnings	46,537	49,083
Non-controlling interests	(747)	(1,048)

TOTAL STOCKHOLDERS' EQUITY	70,490	51,595

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$426,652	$446,799

Shimmick Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	December 29,	December 30,	December 29,	December 30,
	2023	2022	2023	2022
Revenue	$138,062	$186,213	$632,806	$664,158
Cost of revenue	138,467	181,215	610,434	640,643
Gross margin	(405)	4,998	22,372	23,515
Selling, general and administrative expenses	15,640	16,609	61,507	60,442
Amortization of intangibles	644	658	2,618	2,632
Total operating expenses	16,284	17,267	64,125	63,074
Equity in earnings (loss) of unconsolidated joint ventures	784	(5,909)	10,354	52,471
Gain on sale of assets	85	—	31,834	—
(Loss) income from operations	(15,820)	(18,178)	435	12,912
Other expense (income), net	1,653	(132)	2,721	8,731
Net (loss) income before income tax	(17,473)	(18,046)	(2,286)	4,181
Income tax expense	—	17	—	1,274
Net (loss) income	(17,473)	(18,063)	(2,286)	2,907
Net income (loss) attributable to non-controlling interests	3	(147)	260	(853)
Net (loss) income attributable to Shimmick Corporation	$(17,476)	$(17,916)	$(2,546)	$3,760
Net (loss) income attributable to Shimmick Corporation per common share
Basic	$(0.74)	$(0.82)	$(0.11)	$0.17
Diluted	$(0.74)	$(0.82)	$(0.11)	$0.17

Shimmick Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year Ended
	December 29,	December 30,
	2023	2022
Cash Flows From Operating Activities
Net (loss) income	$(2,286)	$2,907
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Stock-based compensation	2,062	2,295
Depreciation and amortization	17,121	15,979
Equity in earnings of unconsolidated joint ventures	(10,354)	(52,471)
Return on investment in unconsolidated joint ventures	14,682	59,651
Gain on sale of assets	(31,834)	—
Other	(47)	9,462
Changes in operating assets and liabilities:
Accounts receivable, net	2,251	41,574
Due from unconsolidated joint ventures	313	7,079
Contract assets	(9,334)	(46,736)
Accounts payable	13,747	10,436
Contract liabilities	(47,940)	(94,165)
Accrued expenses	(26,861)	31,471
Accrued salaries, wages and benefits	(8,975)	4,149
Other assets and liabilities	(645)	5,285
Net cash used in operating activities	(88,100)	(3,084)
Cash Flows From Investing Activities
Net working capital settlement in association with business combination	—	32,000
Purchases of property, plant and equipment	(7,042)	(10,443)
Proceeds from sale of assets	35,975	1,722
Unconsolidated joint venture equity contributions	(23,170)	(19,709)
Return of investment in unconsolidated joint ventures	16,287	627
Net cash provided by investing activities	22,050	4,197
Cash Flows From Financing Activities
Payments on finance lease obligation	(303)	(303)
Net borrowings on revolving credit facility	29,915	—
Contributions from non-controlling interests	301	—
Distributions to non-controlling interests	(260)	(628)
Proceeds from IPO	25,025	—
Payments of IPO costs	(5,961)	—
Other	(842)	—
Net cash provided by (used in) financing activities	47,875	(931)
Net (decrease) increase in cash, cash equivalents and restricted cash	(18,175)	182
Cash, cash equivalents and restricted cash, beginning of period	82,085	81,903
Cash, cash equivalents and restricted cash, end of period	$63,910	$82,085
Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheets
Cash and cash equivalents	62,939	77,762
Restricted cash	971	4,323
Total cash, cash equivalents and restricted cash	$63,910	$82,085

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net (loss) income and Adjusted Diluted Earnings Per Common Share

Adjusted net (loss) income represents net income (loss) attributable to Shimmick Corporation adjusted to eliminate changes in fair value of contingent consideration, transaction-related costs, stock-based compensation, and legal fees and other costs for a legacy loss project.

We have included Adjusted net (loss) income in this press release because it is a key measure used by our management and Board to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating adjusted net (loss) income can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net (loss) income provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net (loss) income as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net (loss) income does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net (loss) income does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net (loss) income or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net (loss) income alongside Net (loss) income attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net (loss) income attributable to

Shimmick Corporation and Adjusted net (loss) income

	Three Months Ended		Fiscal Year Ended
	December 29,	December 30,	December 29,	December 30,
(In thousands, except per share data)	2023	2022	2023	2022
Net (loss) income attributable to Shimmick Corporation	$(17,476)	$(17,916)	$(2,546)	$3,760
Changes in fair value of contingent consideration	(185)	(94)	(174)	9,462
Transaction-related costs	798	365	2,595	3,104
Stock-based compensation	515	519	2,062	2,295
Legal fees and other costs for a Legacy Loss Project (1)	2,394	2,209	8,740	10,904
Adjusted net (loss) income	$(13,954)	$(14,917)	$10,677	$29,525
Adjusted net (loss) income attributable to Shimmick Corporation per common share
Basic	$(0.59)	$(0.68)	$0.48	$1.35
Diluted	$(0.59)	$(0.68)	$0.48	$1.35

(1) Consists of legal fees and other costs incurred in connection with claims relating to a Legacy Loss Project.

Adjusted EBITDA

Adjusted EBITDA represents our net (loss) income attributable to Shimmick Corporation before interest expense, income tax expense and depreciation and amortization, adjusted to eliminate changes in fair value of contingent consideration, transaction-related costs, stock-based compensation, and legal fees and other costs for a legacy loss project.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,

•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,
•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net (loss) income attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net (loss) income attributable to

Shimmick Corporation and Adjusted EBITDA

	Three Months Ended		Fiscal Year Ended
	December 29,	December 30,	December 29,	December 30,
(In thousands)	2023	2022	2023	2022
Net (loss) income attributable to Shimmick Corporation	$(17,476)	$(17,916)	$(2,546)	$3,760
Depreciation and amortization	3,935	4,123	17,121	15,979
Interest expense	1,264	160	2,284	226
Income tax expense	-	17	—	1,274
Changes in fair value of contingent consideration	(185)	(94)	(174)	9,462
Transaction-related costs	798	365	2,595	3,104
Stock-based compensation	515	519	2,062	2,295
Legal fees and other costs for a Legacy Loss Project (1)	2,394	2,209	8,740	10,904
Adjusted EBITDA	$(8,755)	$(10,617)	$30,082	$47,004

(1) Consists of legal fees and other costs incurred in connection with claims relating to a Legacy Loss Project.